Exhibit 19

INSIDER TRADING POLICY

Streamline Health Solutions, Inc.

I.	Introduction

The purpose of this Insider Trading Policy (this “Policy”) is to provide general procedural guidelines for directors, officers, and associates to follow when in possession of Material Nonpublic Information about Streamline Health Solutions, Inc. (the “Company”) or other entities. To avoid the appearance of Trading on Material Nonpublic Information concerning the Company and to facilitate compliance with certain transaction reporting obligations under applicable federal securities laws, the policy also provides procedures for directors, officers, and certain employees to follow when conducting transactions in Company Securities and reporting such transactions to the

U.S. Securities and Exchange Commission (“SEC”) and applicable exchanges.

Trading on Material Nonpublic Information or providing Material Nonpublic Information to others who purchase or sell securities based on such information is a violation of the federal securities laws and is strictly prohibited by the Company. Violations of federal securities laws may result in civil or criminal liability for the Company and its officers and directors. Therefore, any violation of this policy by a director, officer, or employee of the Company may result in disciplinary action including termination.

II.	Definitions

“Material Nonpublic Information” means information that a reasonable investor would consider important in making an investment decision regarding the purchase or sale of the securities in question and that has not been previously disclosed to the general public or is otherwise not readily available to the general public. Either positive or negative information may be material. While it is not possible to define all categories of material information, examples of information that, as a general rule, should be considered material are as follows:

●	Financial results
●	News of a pending or proposed merger, acquisition or disposition
●	Impending bankruptcy or financial liquidity problems
●	Gain or loss of a significant client
●	Early termination of a significant client contract
●	Changes in dividend policy
●	New equity or debt offerings
●	Significant exposure due to actual or threatened litigation
●	Changes in senior management

“Section 16 Individuals” means the directors of the Company and the persons designated as “executive officers” of Company from time to time by the Company’s Board of Directors. Stockholders that beneficially own more than 10% of Company common stock are also subject to Section 16 of the Securities Exchange Act of 1934, as amended, and must comply with this Policy.

“Restricted Persons” means Section 16 Individuals, as well as their Related Persons, entities controlled by any such person and, upon their receipt of notice that they have been designated as a “Restricted Person”, other persons (and their Related Persons) designated (including, in some cases, for specific time periods) by the Chief Legal Counsel.

“Related Person” means a spouse, minor children, and anyone else living in an employee’s household; partnerships in which employees are a general partner; trusts of which employees are a trustee; and estates of which employees are an executor. Although a person’s parent or sibling may not be considered a related person (unless living in the same household), a parent or sibling may be a “tippee” for securities laws purposes.

“Company Securities” refers to any security of the Company, including common stock, preferred stock, derivative securities such as warrants and options, and debt securities such as debentures, bonds and notes (convertible and non-convertible).

“Trading” (or “Trade”) includes buying, selling or otherwise transferring securities. Trading refers not only to the purchase or sale of securities, but also to the purchase or sale of puts, calls, or other options with respect to such securities.

III.	Scope of Policy

This Policy applies to all individuals, including but not limited to the Company’s officers and directors, executive officers and other management personnel, full-time and part-time associates, temporary associates, consultants, independent contractors, outside advisers, and other temporary insiders (including, without limitation, investment bankers, analysts, accountants and attorneys), who provide services to the Company or any of its subsidiaries and who receive or are exposed to Material Nonpublic Information. This policy also applies to Related Persons of someone otherwise subject to this policy, as well as independent retirement accounts (or “IRAs”), trusts and other entities controlled by those subject to this policy. In addition, individuals who have recently departed from the Company or any of its subsidiaries or otherwise terminated a relationship with the Company or any of its subsidiaries will be expected to comply with the terms of this policy for the period of time during which such individuals are in possession of Material Nonpublic Information until its public release and absorption by the securities market. All persons to whom this Policy applies are referred to as “Insiders”.

IV.	Statement of Policy

It is the policy of the Company that no Insider who is aware of Material Nonpublic Information relating to the Company may, directly or through family members or other persons or entities, (A) buy or sell Company Securities (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1), or engage in any other action to take personal advantage of that information, or (B) pass that information on to others outside the Company, including family and friends.

In addition, it is the policy of the Company that no Insider who, in the course of working for the Company, learns of Material Nonpublic Information about a company with which the Company does business, including a customer, vendor or supplier of the Company, may Trade in that company’s securities until the information becomes public or is no longer material. Civil and criminal penalties, and termination of employment may result from Trading while in the possession of such Material Nonpublic Information. All Insiders should treat Material Nonpublic Information about the Company’s business partners with the same care required with respect to information related to the Company.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not expected from the policy. The securities laws do not recognize such mitigating circumstance, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company's reputation for adhering to the highest standards of conduct.

V.	Guidelines on Insider Trading

The following section outlines the various guidelines on insider Trading.

a.	Pre-Clearance of Trade

Pre-clearance requirements extend to all Insiders who are Section 16 Individuals, to all direct reports of the Company’s Chief Executive Officer and to each of such Insider’s Related Persons.

1.

Requests for pre-clearance must be submitted in writing to the Chief Legal Counsel at least two business days in advance of a proposed transaction (“Notice Period”). The Chief Legal Counsel may consult with outside legal counsel regarding any question regarding the appropriateness of a transaction under the policy prior to approval. The notice period may be waived by the Chief Legal Counsel if he is able to evaluate and determine the appropriateness of a proposed transaction under the policy in less than two business days.

2.

No transactions in Company Securities can be made without the prior written approval (which may include email approval) of the Chief Legal Counsel. A copy of such approval shall be maintained in the records of the Chief Legal Counsel and such approval shall be evidence of any waiver of the notice period.

3.

No person may pre-clear his/her own transactions in Company Securities. To the extent that the same person serves in the capacity of Chief Legal Counsel, the Chief Financial Officer shall receive the Chief Legal Counsel’s written requests for pre-clearance and to provide prior written approval of the planned transactions in Company Securities in consultation with the Company’s outside legal counsel. A copy of any such approval shall be maintained in the records of the Chief Financial Officer and such approval shall be evidence of any waiver of the notice period.

4.	Clearance of a transaction is valid only for a 48-hour period. If the transaction order is not placed within that 48-hour period, clearance of the transaction must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.

b.	Trading on Material Nonpublic Information

This Policy also applies to Material Nonpublic Information relating to other companies, including the Company’s customers, vendors, suppliers, and acquisition candidates when that information is obtained in the course of employment with, or other services performed on behalf of the Company. Civil and criminal penalties, and termination of employment may result from Trading in such company's securities while in the possession of Material Nonpublic Information.

c.	Rule 10b5-1

Pursuant to SEC Rule 10b5-1 and the Company’s policies, Insiders will be permitted to Trade in securities outside of a permitted Trading Window pursuant to a “securities trading plan” that requires:

1.	The adoption by the Insider of a binding, good faith contract for Trading securities with another person (who does not have Material Nonpublic Information) to execute trades for the Insider’s account.

2.	Such contract be in the form of a written plan (the “Plan”) for trading securities, which is:
(a)	Adopted prior during an open window period;
(b)	Adopted when the Insider is not in possession of Material Nonpublic Information; and
(c)	Approved by the Chief Legal Counsel, prior to any trades under that plan being executed.

3.

The Plan must specify the dates, prices, and amounts of securities to be Traded and cannot be modified during the specified execution period--i.e., the Insider is not permitted to exercise any subsequent influence over how, when or whether to effect purchases or sales.

d.	Restriction on Speculative Trading and Short Sales

Insiders must not at any time engage in short-term or speculative Trading in Company Securities. In general, the purchase of securities with a view to resale within a 12 month period and the sale of securities with a view to repurchase within a 12 month period would be considered to be transactions of a “short term” nature. However, the sale of shares immediately after they have been acquired through the conversion of a security (e.g., exercise of an option) will not be regarded as short-term Trading.

e.	Tipping

Insiders may be liable for communicating or tipping Material Nonpublic Information to any third party (a “tippee”), not limited to just Related Persons. Further, insider trading violations are not limited to Trading or tipping by Insiders. Persons other than insiders also can be liable for insider trading, including tippees who Trade on Material Nonpublic Information tipped to them and individuals who Trade on Material Nonpublic Information which has been misappropriated.

Tippees inherit an Insider’s duties and are liable for Trading on Material Nonpublic Information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who Trade. In other words, a tippee’s liability for insider trading is no different from that of an Insider. Tippees can obtain Material Nonpublic Information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings.

f.	Restrictions on Options Trading

A transaction in publicly traded options is, in effect, a bet on the short-term movement of the securities and, therefore, if made by an Insider, creates the appearance that the Trading is based on Material Nonpublic Information. Transactions in options also may focus an Insider’s attention on short-term performance at the expense of the Company's long term objectives. Accordingly, transactions by Insiders in puts, calls or other derivative securities based on the Company’s securities on an exchange or in any other organized market are prohibited.

g.	Non-Disclosure of Material Nonpublic Information

Unauthorized disclosure of Material Nonpublic Information could create serious problems for the Company, whether or not the information was disclosed for the purpose of conducting improper transactions in Company Securities. Directors, officers, associates and contractors should not discuss Material Nonpublic Information with anyone outside the Company, including through the use of e-mail or the internet (including on-line bulletin boards and chat rooms), except as required in the performance of regular duties.

h.	Trading Windows

The Company has designated a “Trading Window” period that commences and ends on the dates specified in email communications to Restricted Persons by the Chief Legal Counsel. Restricted Persons are prohibited from conducting transactions involving the purchase or sale of the Company Securities other than during the Trading Window. While each Trading Window will be as set forth in an email to Restricted Persons prior to the beginning of such Trading Window, Trading Windows will generally begin at the opening of the market on the third (3rd) trading day following the release of the Company’s quarterly or annual financial results for that particular quarter and end at the close of the market on the fourteenth (14th) day prior to the close of any fiscal quarter.

The Chief Legal Counsel may modify any Trading Window on a permanent or temporary basis if the law so requires or if he determines that the circumstances so warrant. Even during any Trading Window, any person in possession of Material Nonpublic Information concerning the Company is prohibited from engaging in any transactions in the Company Securities, whether or not such person is a Restricted Person under this Policy.

i.	Blackout Periods

The Company may, at any time, impose a “blackout” period, during which period Trading by a specified group of insiders or all insiders would be considered inappropriate. The Chief Legal

Counsel will communicate the imposition or extension of such a blackout period to all affected parties. Insiders subject to a special “blackout” period may not disclose the fact that Trading has been suspended to anyone, including to other associates (who may themselves not be subject to the blackout), family members (other than those subject to this Policy), friends or brokers. The imposition of a special blackout period shall be treated as Material Nonpublic Information. Any person who is subject to a special “blackout” period may not engage in transactions involving the Company Securities notwithstanding any communication of open Trading Windows set forth above unless and until the Chief Legal Counsel notifies such person that the special “blackout” period is over.

j.	Hedging

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an Insider to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the securities. These transactions allow the Insider to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Insider may no longer have the same objectives as the Company's other shareholders. Therefore, the Company prohibits Insiders from engaging in such transactions.

k.	20-20 Hindsight

Any securities transaction that becomes subject to scrutiny will be analyzed after-the-fact with the benefit of hindsight. Consequently, before engaging in any transaction, Company personnel should carefully consider how the authorities and others might view the transaction looking backwards in time. Even the appearance of an improper transaction should be avoided to preserve the Company's reputation for adhering to the highest standards of conduct.

VI.	Potential Sanctions

Violations of the insider trading laws can lead to significant fines, imprisonment, and other penalties for those individuals involved. Failure to adhere strictly to this policy will result in serious consequences and may result in termination of employment.         Legal liability can include both criminal and civil charges. In many jurisdictions, civil and criminal penalties may be imposed merely for communicating information inappropriately, whether or not an Insider Trades in the securities or receives a benefit.

VII.	Exceptions to the Prohibitions on Trading

The only exceptions to this Policy’s prohibitions of Trading in Company Securities as outlined above are the following:

●

Stock Option Exercises – Exercises in stock options granted under the Company’s equity compensation plans for cash; however, this exception does not include the subsequent sale  of the shares acquired pursuant to the exercise of a stock option and “cashless” exercises of  such options; and

●

Bona Fide Gifts – Bona fide gifts of Company Securities are not deemed to be Trades for the purposes of this Policy. Whether a gift is truly bona fide will depend on the circumstances surrounding a specific gift. The more unrelated the donee is to the donor, the more likely the gift would be considered “bona fide” and not a prohibited Trade under this Policy. For example, gifts to charities, churches or non-profit organizations may not be prohibited Trades under this Policy. However, gifts to dependent children followed by a sale of the “gifted securities” in close proximity to the time of the gift may imply some economic benefit to the donor and, therefore, may be deemed to be a prohibited Trade under this Policy.

While these transactions may be exceptions to this Policy’s prohibitions on trading in the Company’s securities, a Restricted Person or Related Person of such Restricted Person must still pre-clear the proposed transaction with the Chief Legal Counsel.

I hereby acknowledge that I have read, understand and agree to comply with the Streamline Health Solutions, Inc. Insider Trading Policy.

Signature:

Print Name:

Date: